EXHIBIT 99.1

Provectus Announces Name Change to Provectus Biopharmaceuticals, Inc. and Reincorporates in Delaware

Tuesday December 17, 2013

Bob Miglani Joins Corporate Advisory Board

KNOXVILLE, Tenn.--(BUSINESS WIRE)--Provectus Pharmaceuticals, Inc. (OTCQB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announced today that shareholders in a special meeting voted to change the Company's name to Provectus Biopharmaceuticals, Inc. and reincorporate in Delaware effective promptly upon regulatory filings in Delaware and Nevada. The company's common stock will continue to trade under the symbol "PVCT" on the Over-the-Counter exchange. The name change and reincorporation proposals both had support from over 99% of shareholders who voted.

Dr. Craig Dees, PhD, CEO of Provectus, said, "We thank our shareholders for their support as the Company takes these two important steps to protect their interests and communicate our plans for the future."

Dr. Dees added, "We felt that a change in the corporate name to 'Provectus Biopharmaceuticals, Inc.,' better communicates to the public the current and future nature of the Company's business operations and enables the Company to better implement its business plan. In particular, the Company's drug product candidates (pharmaceutical preparations) in both the oncology and dermatology therapeutic areas have either shown, or are expected to show through independent research, a capacity to harness the immune system of those patients treated. For oncology patients, this means using their bodies' own disease-fighting capabilities to aid in reducing their tumor burden in various cancer indications. For dermatology patients, these same immune-system abilities can reduce the inflammation of their various inflammatory dermatoses. Both of these approaches to treat disease relate to properly utilizing the patient's biologic or immune system and not just the direct treatment of his or her disease. Thus, 'biopharmaceutical' is a more apt term. The new name does not affect our business, operations, reporting requirements or stock price but will require a new CUSIP."

Dr. Dees also said, "Reincorporation in Delaware gives us more flexibility, clarity and predictability with respect to our corporate governance. Generally, the corporate laws of the State of Delaware are more comprehensive, widely-used and extensively interpreted than the corporate laws of other states, including Nevada. In addition, Delaware provides a recognized body of corporate law that is consistently interpreted by Delaware courts, which we believe will facilitate corporate governance by our officers and directors. All of this will enhance transparency to the benefit of our shareholders."

At the same time, Provectus announced that it has appointed Bob Miglani, Senior Director, External Medical Affairs at Pfizer Inc., to its Corporate Advisory Board. Bob also serves on the Board of Directors of the Alliance For US India Business (AUSIB), and as an Advisor on the Health Systems Strengthening Task Force at the Public Health Foundation of India (PHFI), where he is a leading advocate for elevating the Indian-American voice in the public conversation, both in the US and India. An active volunteer, Bob helps to mentor high school students in underprivileged areas around the world as part of the Albert Schweitzer's Leadership for Life Program.

Mr. Miglani said, "I am delighted to join the Corporate Advisory Board of Provectus and look forward to using my extensive pharmaceutical industry knowledge and experience to help Provectus move its novel therapeutics forward on both the clinical and commercial fronts."

Dr. Dees stated, "We are thrilled to welcome Bob Miglani to our Corporate Advisory Board and are confident that he will make valuable contributions to our Company. Bob's big pharma background and broad experience in sales, marketing, reimbursement strategy, medical affairs and alliance building are a unique fit with our strategic initiatives. His appointment will enhance our efforts to increase visibility and awareness among key audiences."

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:

Provectus Pharmaceuticals, Inc.
Peter R. Culpepper, CFO, COO
866-594-5999 #30
or
Porter, LeVay & Rose, Inc.
Marlon Nurse, DM, SVP - Investor Relations
212-564-4700
or
Bill Gordon - Media Relations
212-724-6312